Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2003 (Active) Stock Plan and the 2007 Equity Incentive Plan of BioForm Medical, Inc. of our report dated August 17, 2007, except for Note 11, as to which the date is September 21, 2007, with respect to the consolidated financial statements and schedule of BioForm Medical, Inc. included in its Registration Statement on Form S-1 (No. 333-145584), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

November 26, 2007